Exhibit 10.1

Re:	Stock Option Grant

In recognition of your significant responsibilities at Airgas, I am pleased to inform you that pursuant to the Airgas, Inc. Amended and Restated 2006 Equity Incentive Plan (the “Plan”), effective May ##, 20## you have been granted a non-qualified stock option (the “Option”) to purchase #,### shares of common stock, at a price of $##.## per share.

This Option is subject to the applicable terms and conditions of the Plan which are incorporated herein by reference, and in the event of any contradiction, distinction or differences between this letter and the terms of the Plan, the terms of the Plan will control. Please go to http://airnet/page.asp?7000000000610 to review the prospectus for the Plan and the Plan.

Subject to your continued employment with the Company, the Option may be exercised in cumulative equal installments of 25% of the shares on each of the first four anniversaries of the date of grant. It shall terminate in full at 5:00 P.M. local Philadelphia, Pennsylvania time on August ##, 201#, unless sooner terminated as specified in Section 6.7 of the Plan.

In order to excise your vested options, you should contact Merrill Lynch to review your account. Arrangements will be made for withholding any taxes that may be due with respect to such shares. For information about your account and to exercise options, call Merrill Lynch at         -        -         to talk to a Participant Service Representative or visit the web site at www.benefits.ml.com.

If you have not received copies of the latest Airgas Annual Report and Proxy Statement because you either do not own Airgas shares or you do not hold other Airgas stock options, copies are attached hereto. You will be sent a new Annual Report and Proxy Statement each year as they become available to Airgas shareholders.

Your stock option is one of the ways you can participate in the long-term success of Airgas. I wish you much success and personal fulfillment. Thanks for your hard work and dedication.

Yours truly,